Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799

troutman.com

August 14, 2020

Board of Directors

Ocugen, Inc.

5 Great Valley Parkway, Suite 160

Malvern, PA 19355

Ladies and Gentlemen:

We are acting as counsel to Ocugen, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance from time to time of up to $30,000,000 of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-237456) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2020, as declared effective by the Commission on May 5, 2020, a base prospectus dated May 5, 2020 (the “Base Prospectus”), and a prospectus supplement dated August 14, 2020, (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to the terms of the At Market Issuance Sales Agreement, dated August 14, 2020 (the “Agreement”), by and among the Company, Oppenheimer & Co., Inc. and Cantor Fitzgerald & Co.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Ocugen, Inc. Page 2 August 14, 2020

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP